Exhibit 99.1

Seritage Growth Properties Reports Fourth Quarter and Full Year 2022 Operating Results

New York – March 14, 2023– Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of retail, residential and mixed-use properties today reported financial and operating results for the year ended December 31, 2022.

“Our most significant recent accomplishment, achieved during the first quarter of 2023, was the two-year extension of the Company’s term loan to July 31, 2025. This was made possible by the decisive actions we have taken to unlock the value of the Company’s diverse and high-quality portfolio for the benefit of Seritage shareholders. Since initiating our sale plan last year, we have made significant progress on dispositions, selling 65 wholly owned properties and eight joint venture assets for total gross proceeds of $739.7 million in 2022 and $238.6 million of asset sales year to date. We have used the sales proceeds to reduce the Company’s term loan balance to $800 million from $1.6 billion. We are building on our momentum with over $450 million of assets either under contract or with accepted offers. Future sales will allow us to continue to reduce debt throughout 2023. In addition to divesting of assets, we continue to drive value through leasing, development and entitlement activity. Despite challenging market conditions, we continue to prudently progress our plan of sale to maximize value for shareholders,” said Andrea Olshan, Chief Executive Officer and President.

Sale Highlights:

•
Generated $739.7 million of gross proceeds during the year ended December 31, 2022 from the sale of 65 wholly owned properties and eight joint venture assets.
•
Subsequent to year end, generated $238.6 million of gross proceeds from the sale of 18 assets.
•
The Company has 17 assets under contract for sale with no due diligence contingencies for total anticipated proceeds of $326.7 million and five assets under contract for sale subject to customary due diligence for total anticipated proceeds of $39.6 million. All assets for sale are subject to customary closing conditions. Additionally, the Company has accepted offers and is currently negotiating definitive purchase and sale agreements on assets with accepted offers of approximately $98.0 million.

Financial Highlights:

For the year ended December 31, 2022:

•
As of December 31, 2022, the Company had cash on hand of $144.9 million, including $11.5 million of restricted cash. As of March 6, 2023, the Company had cash on hand of $97.4 million, including $11.0 million of restricted cash.
•
Net loss attributable to common shareholders of ($78.8) million, or ($1.59) per share. Total net loss of ($120.0) million, which includes $126.9 million of impairment of real estate assets and $35.5 million litigation settlement.
•
Total Net Operating Income (“Total NOI”) of $43.5 million, which is an increase of 22% when compared to assets held in the same manner as of December 31, 2021.
•
During the year, the Company made $410 million in principal repayments on the Company’s term loan facility (“Term Loan Facility”). Subsequent to year end, the Company made an additional $230 million in principal repayments, reducing the balance of the Term Loan Facility to $800 million. The Company also extended the maturity of the Term Loan Facility for an additional two years to July 31, 2025.

Other Highlights

•
Signed five leases covering 46 thousand square feet (41 thousand square feet at share) in the fourth quarter at an average projected annual rent of $30.50 PSF ($28.24 PSF at share). To date in 2023, the Company has signed additional leases totaling 84 thousand square feet at a base rent of $16.33 PSF stabilized and has a leasing pipeline of over 200 thousand square feet.
•
Leases signed in the fourth quarter included:
•
Three new leases covering approximately 17 thousand square feet (12 thousand square feet at share) at Premier assets at an average projected annual rent of $55.39 PSF stabilized net ($57.52 PSF at share);

•
One upper floor lease covering approximately one thousand square feet at a Premier asset at an average projected annual rent of $44.00 PSF stabilized net; and
•
One ground floor lease covering approximately 28 thousand square feet at a Multi-Tenant Retail asset at an average projected annual rent of $14.75 PSF stabilized net, bringing occupancy of the Multi-Tenant Retail portfolio up to 81.0%.
•
Leases signed in 2023 to date were:
•
Eight thousand square feet of ground floor retail was leased at a Premier asset at a base rent of $74.50 PSF stabilized net; and
•
76 thousand square feet of ground floor retail space was leased at a Multi-Tenant Retail asset at a base rent of $10.50 PSF stabilized net.
•
Opened four tenants in the fourth quarter totaling approximately 150 thousand square feet (90 thousand square feet at share) at an average rent of $14.48 PSF stabilized net ($14.34 PSF stabilized at share):
•
12 thousand square feet at Multi-Tenant Retail assets at an average base rent of $14.00 PSF stabilized net;
•
18 thousand square feet at Non-Core assets at an average base rent of $13.35 PSF stabilized net; and
•
120 thousand square feet (60 thousand square feet at share) at other unconsolidated entities assets at an average base rent of $14.70 PSF stabilized net.

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of December 31, 2022:

(in thousands except number of leases and acreage data)

Planned Usage	Total	Built SF / Acreage (1)	Leased SF (1)(2)	Avg. Acreage / Site
Consolidated Properties
Multi-tenant Retail	31	4,422 sf / 429 acres	3,581	13.8
Residential (3)	4	44 sf / 35 acres	44	8.6
Premier Mixed Use	5	235 sf / 99 acres	156	19.7
Non-core (4)	40	6,127 sf / 498 acres	420	12.5
Unconsolidated Properties
Other Entities	13	1,106 sf / 185 acres	311	14.2
Residential (3)	1	49 sf / 12 acres	30	11.7
Premier Mixed Use	3	158 sf / 57 acres	106	19.0

(1) Square footage is presented at the Company’s proportional share.

(2) Based on signed leases at December 31, 2022.

(3) Square footage represents built ancillary retail space whereas acreage represents both retail and residential acreage.

(4) Represents assets the Company previously designated for sale.

Multi-Tenant Retail

During the three months ended December 31, 2022, the Company invested $3.7 million in its multi-tenant retail properties. The remaining capital expenditures in the multi-tenant retail portfolio are primarily comprised of tenant improvements.

The table below provides a summary of all Multi-Tenant Retail signed leases as of December 31, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of	Gross Annual	% of Total	Gross Annual
Tenant	Leases	GLA	Total GLA	Base Rent	Annual Rent	Rent PSF
In-place leases	137	3,439	77.8%	$57,510	94.5%	$16.72
SNO leases (1)	15	141	3.2%	3,355	5.5%	23.79
Total	152	3,580	81.0%	$60,865	100.0%	$17.00

(1) SNO = signed not yet opened leases.

During 2022, the Company signed new leases at its retail properties totaling approximately 158 thousand square feet at an average base rent of $17.81 PSF stabilized net. The Company also brought leases on-line totaling approximately 513 thousand square feet, at an average rent of $13.27 PSF stabilized net generating approximately $6.8 million of annual base rent. Additionally, the Company generated a leasing pipeline of over 100 thousand square feet. The Company has 3.4 million leased square feet and approximately 141 thousand square feet signed but not opened. Seritage has total occupancy of 81.0% for its multi-tenant retail properties. As of December 31, 2022, there is an additional approximately 842 thousand square feet available for lease.

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of December 31, 2021	25	566	$9,446	$16.69
Opened	(17)	(367)	(5,013)	13.66
Sold / terminated	(4)	(110)	(2,567)	23.34
Change in asset categories	(2)	(32)	(427)	13.34
Signed	13	84	1,930	22.98
Lease amendments	-	-	(14)	N/A
As of December 31, 2022	15	141	$3,355	$23.79

Premier Mixed-Use

The Company has two premier mixed-use projects in the active leasing stage, which includes our properties in Aventura, FL and Santa Monica, CA. As of December 31, 2022, the Company has 66 thousand in-place leased square feet (43 thousand square feet at share), 302 thousand square feet signed but not opened (219 thousand square feet at share), and 183 thousand square feet available for lease (131 thousand square feet at share).

The table below provides a summary of all signed leases at Premier assets as of December 31, 2022, including unconsolidated entities at the Company’s proportional share:

(in thousands except number of leases and PSF data)

	Number of	Leased	% of	Gross Annual	% of Total	Gross Annual
Tenant	Leases	GLA	Total GLA	Rent	Annual Rent	Rent PSF
In-place leases	16	43	10.9%	$2,561	14.6%	$59.56
SNO retail leases (1)	27	111	28.2%	8,612	49.2%	77.59
SNO office leases (1)	4	108	27.4%	6,328	36.2%	58.59
Total	47	262	66.5%	$17,501	100.0%	$66.80

(1) SNO = signed not yet opened leases.

Premier - Retail

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of December 31, 2021	21	137	$8,975	$65.51
Opened	(5)	(5)	(427)	85.40
Sold / terminated	(3)	(47)	(2,213)	47.09
Change in asset categories	(3)	(2)	(200)	100.00
Signed	17	33	2,485	75.30
Lease amendments	-	(5)	(8)	N/A
As of December 31, 2022	27	111	$8,612	$77.59

(1) Represents short-term leases now represented in specialty leasing or amendments negotiated with the tenant.

Premier - Office

(in thousands except number of leases and PSF data)	Number of			Annual
	SNO Leases	GLA	ABR	Rent PSF
As of December 31, 2021	1	27	$999	$37.00
Signed	3	81	5,330	65.80
As of December 31, 2022	4	108	$6,329	$58.59

During the three months ended December 31, 2022, the Company invested $16.2 million in its consolidated development and operating properties and an additional $0.4 million into its unconsolidated entities.

Aventura:

During the fourth quarter of 2022, the Company continued to advance 216 thousand square feet of mixed-use activation at the project in Aventura, FL. The Company continues to advance construction on Aventura and remains on track to open its first tenants to the public in the second quarter of 2023, with rolling openings thereafter.

During the quarter ended December 31, 2022, the Company signed three new leases totaling nine thousand square feet at an average base rent of $59.48 PSF stabilized net and has 136 thousand square feet signed but not opened. With occupancy at 63.0%, the Company has 80 thousand square feet available for lease, of which 8 thousand square feet is in lease negotiation and has leasing activity on over an additional 72 thousand square feet.

Financial Summary

The table below provides a summary of the Company’s financial results for the three months and year ended December 31, 2022:

(in thousands except per share amounts)	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Net gain (loss) attributable to common shareholders	$91,229	$71,721	$(78,845)	$(33,049)
Net gain (loss) per share attributable to common shareholders	1.63	1.64	(1.59)	(0.78)

Net gain (loss)	92,454	93,601	(120,097)	(38,985)

Total NOI	10,233	10,456	43,477	35,517

For the year and quarter ended December 31, 2022:

•
Total NOI for the fourth quarter of 2022 reflects the impact of $3.9 million total NOI relating to sold properties.

Total NOI is comprised of:

(in thousands)	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Consolidated Properties
Multi-tenant Retail	$12,694	$12,534	$46,295	$43,861
Premier Mixed Use	(1,216)	(699)	(4,116)	(2,362)
Residential	19	(2,413)	(1,711)	(11,024)
Non-Core	(3,399)	45	(6,746)	1,429
Sold	1,851	(926)	3,750	(1,987)
Total	9,949	8,541	37,472	29,917
Unconsolidated Properties
Residential	112	278	189	635
Premier Mixed Use	(2,707)	189	(853)	609
Other Entities	2,879	1,448	6,669	4,356
Total	284	1,915	6,005	5,600
Total NOI	$10,233	$10,456	$43,477	$35,517

The Company collected 99.6% of its base rent for the year ended December 31, 2022.

As of December 31, 2022, the Company had cash on hand of $144.9 million, including $11.5 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential debt and capital markets transactions, to pay its financing obligations and fund its operations and development activity. The availability of funding from sales of assets, partnerships and credit or capital markets transactions is subject to various conditions, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, including our going concern analysis, please see the notes to the consolidated financial statements included in Part IV, Item 15 in our Annual Report on Form 10-K.

Dividends

On February 16, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2022 to holders of record on March 31, 2022.

On April 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on July 15, 2022 to holders of record on June 30, 2022.

On July 26, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on October 17, 2022 to holders of record on September 30, 2022.

On November 1, 2022, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on January 16, 2023 to holders of record on December 30, 2022.

On February 15, 2023, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be paid on April 17, 2023 to holders of record on March 31, 2023.

The Company’s Board of Trustees does not expect to declare dividends on its common shares until such time as the Term Loan Facility has been repaid in full.

Strategic Review

During the 2022 Annual Meeting of Shareholders on October 24, 2022, Seritage shareholders approved the Company’s Plan of Sale. The strategic review process remains ongoing as the Company executes the Plan of Sale, and the Company remains open minded to pursuing value maximizing alternatives, including a potential sale of the Company. There can be no assurance regarding the success of the process.

Market Update

Over the last several months, the Company, along with the commercial real estate market as a whole, has experienced and continues to experience progressively more challenging market conditions as a result of, among other things, the continued rise in interest rates, increases to required return hurdles for institutional buyers, availability of debt capital (including the willingness of commercial banks to lend in light of potential recession risks and balance sheet constraints), continued inflation resulting in higher construction and labor costs for development (which has the effect of, among other things, making cost estimates in development proformas more challenging), decreased demand for office development (with concerns about long term demand for office space including, but not limited to, continued work-from-home trends), and slowing rent growth expectations due to potential recession concerns. These conditions have applied and continue to apply downward pricing pressure on all of our assets. The assets we have sold to date have been those generally less impacted by these adverse market trends. In making decisions regarding whether and when to transact on each of the Company’s remaining assets, the Company will consider various factors including, but not limited to, the breadth of the buyer universe, macroeconomic conditions, the availability and cost of financing, as well as corporate, operating and other capital expenses required to carry the asset. If these challenging market conditions persist, then we expect that they will impact the Plan of Sale proceeds from our assets and the amounts and timing of distributions to shareholders.

Sears Bankruptcy Litigation

On April 6, 2022, the Court entered an order in the Consolidated Litigation, upon the agreement of the parties thereto, providing for a mediation of the litigation. The parties and the Court extended the mediation several times, through August, and up until the settlement described below was reached.

On August 9, 2022, following the mediation, all of the parties to the Litigation and certain of the parties to the Shareholder Litigation (to which Seritage is not a defendant) entered into a settlement agreement pursuant to which the defendants paid to the Sears estate $175 million (of which the Seritage Defendants contributed approximately $35.0 million) in exchange for dismissal of the Consolidated Litigation and for the full and final satisfaction and release of all claims in the Consolidated Litigation (including, in the case of the Seritage Defendants, any and all claims between the Seritage Defendants and the Sears estate in the Sears bankruptcy proceeding).

On September 2, 2022, the United States Bankruptcy Court for the Southern District of New York entered an order approving the settlement and, on October 18, 2022, the Litigation was dismissed. While the Company believes that the claims against the Seritage Defendants in the Litigation were without merit, the Company entered into the settlement, without admitting any fault or wrongdoing, in order to avoid the continued imposition of legal defense costs, distraction, and the uncertainty and risk inherent in any litigation.

The Company reserved the settlement amount described above based on the Company’s contributions to the settlement of the Litigation. This estimate was recorded as litigation reserve in the consolidated statement of operations during the nine months ended September 30, 2022. The Company paid the settlement amount described above in October 2022.

On March 2, 2021, the Company brought a lawsuit in Delaware state court against QBE Insurance Corporation, Endurance American Insurance Company, Allianz Global Risks US Insurance Company and Continental Casualty Company, each of which are D&O insurance providers of the Company (the “D&O Insurers”). The Company’s lawsuit is seeking, among other things, declaratory relief and money damages as a result of certain of the D&O Insurers refusal to pay certain costs and expenses related to the defense of the Litigation discussed above. Any amounts received from the insurers will offset the Seritage Defendants’ contribution. During the fourth quarter of 2022, the Company reached settlement agreements with two of the D&O Insurers for gross proceeds of $12.7 million. Subsequent to December 31, 2022, the Company reached settlement agreements with the other two D&O Insurers for gross proceeds of $11.6 million.

Supplemental Report

A Supplemental Report will be available in the Investors section of the Company’s website, www.seritage.com.

COVID-19 Pandemic

The Coronavirus (“COVID-19”) pandemic has caused significant impacts on the real estate industry in the United States, including the Company’s properties.

As a result of the development, fluidity and uncertainty surrounding this situation, the Company expects that these conditions may change, potentially significantly, in future periods and results for the three and twelve months ended December 31, 2022 may not be indicative of the impact of the COVID-19 pandemic on the Company’s business for future periods. As such, the Company cannot reasonably estimate the impact of COVID-19 on its financial condition, results of operations or cash flows over the foreseeable future.

Non-GAAP Financial Measures

The Company makes reference to NOI and Total NOI which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI or Total NOI are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income ("NOI”) and Total NOI

NOI is defined as income from property operations less property operating expenses. Other real estate companies may use different methodologies for calculating NOI, and accordingly the Company’s depiction of NOI may not be comparable to other real estate companies. The Company believes NOI provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses Total NOI, which includes its proportional share of unconsolidated properties. This form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of unconsolidated properties that are accounted for under GAAP using the equity method.

The Company also considers NOI and Total NOI to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; the impact of the COVID-19 pandemic on the business of the Company’s tenants and business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service the Company’s debt obligations and ability to pay dividends and other distributions to shareholders; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; the Company’s relatively limited history as an operating company; and environmental, health, safety and land use laws and regulations. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2022. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage is principally engaged in the ownership, development, redevelopment, management and leasing of retail and mixed-use properties throughout the United States. As of December 31, 2022, the Company’s portfolio consisted of interests in 97 properties comprised of approximately 13.5 million square feet of gross leasable area (“GLA”) or build-to-suit leased area, approximately 157 acres held for or under development and approximately 6.1 million square feet or approximately 498 acres to be disposed of. The portfolio consists of approximately 10.8 million square feet of GLA held by 80 wholly owned properties (such properties, the “Consolidated Properties”) and 2.6 million square feet of GLA held by 17 unconsolidated entities (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Investment in real estate
Land	$172,813	$475,667
Buildings and improvements	463,616	994,221
Accumulated depreciation	(57,330)	(154,971)
	579,099	1,314,917
Construction in progress	185,324	381,194
Net investment in real estate	764,423	1,696,111
Real estate held for sale	455,617	—
Investment in unconsolidated entities	382,597	498,563
Cash and cash equivalents	133,480	106,602
Restricted cash	11,459	7,151
Tenant and other receivables, net	41,495	29,111
Lease intangible assets, net	1,791	14,817
Prepaid expenses, deferred expenses and other assets, net	50,859	61,783
Total assets (1)	$1,841,721	$2,414,138

LIABILITIES AND EQUITY
Liabilities
Term loan facility, net	$1,029,754	$1,439,332
Sales-leaseback financing obligations	—	20,627
Accounts payable, accrued expenses and other liabilities	89,368	109,379
Total liabilities (1)	1,119,122	1,569,338

Commitments and contingencies (Note 9)

Shareholders’ Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 56,052,546 and 43,632,364 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	561	436
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of December 31, 2022 and December 31, 2021; liquidation preference of $70,000	28	28
Additional paid-in capital	1,360,411	1,241,048
Accumulated deficit	(640,531)	(553,771)
Total shareholders’ equity	720,469	687,741
Non-controlling interests	2,130	157,059
Total equity	722,599	844,800
Total liabilities and equity	$1,841,721	$2,414,138

Seritage Growth Properties

Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
REVENUE
Rental income	$22,852	$28,091	$104,609	$115,651
Management and other fee income	91	434	2,446	1,032
Total revenue	22,943	28,525	107,055	116,683
EXPENSES
Property operating	10,233	11,493	41,770	45,007
Real estate taxes	2,894	7,497	23,950	35,256
Depreciation and amortization	9,342	11,570	41,114	51,199
General and administrative	16,638	9,947	47,634	41,949
Litigation settlement	—	—	35,533	—
Total expenses	39,107	40,507	190,001	173,411
Gain on sale of real estate	99,487	156,602	211,936	221,681
(Loss) gain on sale of interests in unconsolidated entities	(538)	—	(677)	—
Impairment of real estate assets	(6,278)	(25,773)	(126,887)	(95,826)
Equity in loss of unconsolidated entities	(3,009)	(202)	(72,080)	(9,226)
Interest and other income	38,690	1,083	37,753	9,285
Interest expense	(19,563)	(26,128)	(86,730)	(107,975)
Gain (loss) before income taxes	92,625	93,600	(119,631)	(38,789)
Income tax expense	(171)	1	(466)	(196)
Net gain (loss)	92,454	93,601	(120,097)	(38,985)
Net gain (loss) attributable to non-controlling interests	—	(20,655)	46,152	10,836
Net gain (loss) attributable to Seritage	$92,454	$72,946	$(73,945)	$(28,149)
Preferred dividends	(1,225)	(1,225)	(4,900)	(4,900)
Net gain (loss) attributable to Seritage common shareholders	$91,229	$71,721	$(78,845)	$(33,049)

Net gain (loss) per share attributable to Seritage Class A common shareholders - Basic	$1.63	$1.64	$(1.59)	$(0.78)
Net gain (loss) per share attributable to Seritage Class A common shareholders - Diluted	$1.62	$1.64	$(1.59)	$(0.78)
Weighted average Class A common shares outstanding - Basic	56,044	43,632	49,729	42,393
Weighted average Class A common shares outstanding - Diluted	56,466	43,632	49,729	42,393

Reconciliation of Net Loss to NOI and Total NOI (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
NOI and Total NOI	2022	2021	2022	2021
Net gain (loss)	$92,454	$93,601	$(120,097)	$(38,985)
Termination fee income	—	(388)	(369)	(3,378)
Management and other fee income	(91)	(434)	(2,446)	(1,032)
Depreciation and amortization	9,342	11,570	41,114	51,199
General and administrative expenses	16,638	9,947	47,634	41,949
Litigation settlement	—	—	35,533	—
Equity in loss of Unconsolidated Properties	3,009	202	72,080	9,226
Loss (gain) on sale of interests in Unconsolidated Properties	538	—	677	—
Gain on sale of real estate	(99,487)	(156,602)	(211,936)	(221,681)
Impairment of real estate assets	6,278	25,773	126,887	95,826
Interest and other income	(38,690)	(1,083)	(37,753)	(9,285)
Interest expense	19,563	26,128	86,730	107,975
Income taxes	171	(2)	466	196
Straight-line rent adjustment	176	(236)	(1,271)	(2,269)
Above/below market rental income/expense	48	65	223	176
NOI	$9,949	$8,541	$37,472	$29,917
Unconsolidated entities (1)
NOI of Unconsolidated Properties (2)	1,223	2,193	7,785	6,942
Straight-line rent	(157)	(309)	(1,017)	(885)
Above/below market rental income/expense	5	12	24	131
Termination fee income	(787)	19	(787)	(588)
Total NOI	$10,233	$10,456	$43,477	$35,517